UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 26, 2007

TOUSA, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-32322	76-0460831
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4000 Hollywood Blvd., Suite 500 N, Hollywood, Florida		33021
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	954-364-4000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

The information under the headings "Settlement Agreements with Mezzanine Lenders" and "Commitment Letter" are incorporated into this Item 1.01 by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective June 26, 2007, Randy Kotler notified TOUSA, Inc. (the "Company") that he will be resigning from his position as the Company’s principal accounting officer effective July 8, 2007 in order to accept the Chief Financial Officer role at another company. Upon his departure, Angela Valdes will be promoted to serve as the Company’s Vice-President, Chief Accounting Officer (principal accounting officer) and Corporate Controller. Ms. Valdes, a certified public accountant, has served as the Company’s Corporate Controller since 2002 and prior to that had over eleven years of experience in public accounting with Ernst & Young LLP.

Item 8.01 Other Events.

In connection with the Company’s settlement discussions regarding its Transeastern Joint Venture (the "Transeastern JV"), the Company has entered into the agreements described below which are subject to numerous closing conditions. If the closing conditions are satisfied or waived, the Company expects to close a global settlement on or about July 31, 2007. There is no assurance that the closing conditions will occur. The Transeastern JV includes TE/TOUSA, LLC and its subsidiaries. If the closing does occur, it is expected that as part of the settlement the Transeastern JV will become wholly owned by the Company by merger into one of the Company’s subsidiaries which, upon consummation of a global settlement, is expected to become a guarantor on the Company’s credit facilities and note indentures. The Company expects, if the closing occurs, to integrate the Transeastern JV into its Florida region operations and operate it under its Engle Homes brand. The Company does not expect to conduct any of its operations under the "Transeastern" brand. If consummated, the global settlement will result in a full resolution of all claims against the Company by the lenders to the Transeastern Joint Venture.

For a description of the Company’s dispute with the Transeastern JV lenders, please see the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 and Quarterly Report for the quarterly period ended March 31, 2007 on Form 10-Q (the "10-Q"), each filed with the Securities and Exchange Commission and available at www.sec.gov. The information appearing in the 10-Q under Part I, Item 2 - "Management’s Discussion and Analysis of Financial Condition and Results of Operations - Transeastern JV" and Part II, Item 1 - "Legal Proceedings" is incorporated herein by reference.

Settlement Agreements with Mezzanine Lenders

On June 29, 2007, the Company entered into Settlement and Release Agreements with the Senior Mezzanine Lenders and the Junior Mezzanine Lenders to the Transeastern JV (collectively, the "Mezz Settlement Agreements") which, subject to the satisfaction of certain closing conditions, would release the Company from its potential obligations to the Transeastern JV’s mezzanine lenders.

Pursuant to the Mezz Settlement Agreements, the Company has agreed to issue to the Senior Mezzanine Lenders the following securities: (i) $20,000,000 in aggregate principal amount of 14.75% Senior Subordinated PIK Election Notes due 2015 (the "Notes"), and (ii) 8% Series A Convertible Preferred PIK Preferred Stock (the "Preferred Stock"). The Company has agreed to issue to the Junior Mezzanine Lenders, warrants to purchase shares of its common stock (the "Common Stock"). The warrants will have an estimated fair value of $16.25 million at issuance (based on the Black-Scholes option pricing model and certain agreed upon inputs). Additional descriptions of the Notes, Preferred Stock and the warrants are provided below. The Company has also agreed to enter into registration rights agreements requiring the Company to register with the Securities and Exchange Commission (the "SEC") for resale (or, in the case of the Notes, register notes with the same terms and exchange them for the Notes) and the Preferred Stock (and Common Stock deliverable upon exercise of the warrants and conversion or redemption of the Preferred Stock). If the Company does not satisfy the registration requirements with respect to the Notes or the Preferred Stock, it will be required to pay up to an additional 1% of interest on the Notes and an additional 0.25% dividend on the Preferred Stock, payable in cash, or additional shares of Preferred Stock, with respect to the Preferred Stock, and Notes, with respect to the Notes.

Subordinated PIK Notes

Interest on the Notes is payable semi-annually. The Notes will be unsecured senior subordinated obligations of the Company, and will be guaranteed on an unsecured senior subordinated basis by each of the Company's existing and future subsidiaries that guarantee its 7.5% Senior Subordinated Notes due 2015 (the "Existing Notes"). The Company is required to pay 1% of the interest in cash and the remaining 13.75%, at its option, (i) in cash, (ii) entirely by increasing the principal amount of the Notes or issuing new notes, or (iii) a combination thereof. The Notes will mature on July 1, 2015. The indenture governing the Notes will contain the same covenants as contained in the indenture governing the Existing Notes and will be subject, in most cases, to any change to such covenants made to the indenture governing the Existing Notes. The Notes are redeemable by the Company at redemption prices greater than their principal amount.

Convertible PIK Preferred Stock

The Preferred Stock will rank senior to all of the Company’s capital stock with respect to liquidation and dividends and will have an initial aggregate liquidation preference of $117,500,000 and will accrue dividends semi-annually at 8% per annum as follows: (i) 1% will be payable in cash; (ii) the remaining 7% (the "Election Dividend") will be payable, at the Company’s option, in cash, additional Preferred Stock, or a combination thereof. The Preferred Stock is mandatorily redeemable on July 1, 2015 in, at the Company’s option, cash, Common Stock or a combination thereof. The Preferred Stock is convertible into the Company’s Common Stock, at a conversion price which shall initially equal the 20-trading day average Common Stock closing price commencing 60 days immediately after the closing of the settlement (the "Measurement Period") multiplied by 1.40. The conversion price of the Preferred Stock will be adjusted for certain anti-dilution events including below market price or below the conversion price issuances by the Company of its Common Stock, subject to certain exceptions.

By way of example, if the average trading price of the Common Stock during the Measurement Period equals the closing price of the Company's Common Stock on the New York Stock Exchange on June 27, 2007, which was $4.00 per share, the conversion price of the Preferred Stock would be $5.60 which would result in a maximum number of 36.9 million shares of Common Stock deliverable upon conversion of the Preferred Stock (assuming, among other things, that (i) all Dividends are paid in additional shares of Preferred Stock, and (ii) that none of the shares of Preferred Stock issued is converted prior to 2015). The Company cannot predict what the trading price of its Common Stock will be during the Measurement Period or what the impact of closing a global settlement will be on the trading price of its Common Stock. As of March 31, 2007, the Company’s Common Stock had a book value of $11.89 per share. There is no assurance that the trading price of the Common Stock in the future will be greater than or equal to its book value. The number of shares of Common Stock that would have to be issued upon conversion of the Preferred Stock is dependent on the ultimate conversion price determined at the end of the Measurement Period. The amount of authorized shares of Common Stock will be increased to 975 million (approximately 902.5 million will initially set aside for full exercise of the warrants and the Preferred Stock) to reflect, among other things the maximum amount of shares deliverable upon full exercise of the warrants and full conversion of shares of Preferred Stock. These amounts assume a per share floor price of $0.25 per share (which assumes a $0.18 per share price) and that (i) all Dividends are paid in additional shares of Preferred Stock, (ii) the Company is required to pay increased dividends as a result on being unable to register the Preferred Stock and the underlying Common Stock, and (iii) that none of the shares of Preferred Stock issued is converted prior to 2015) . The Company currently has approximately 60 million shares of Common Stock outstanding.

Warrants

The warrants are exercisable for a term of five years from the date of issuance. The warrants will be issued in two tranches with exercise prices based on the 20-trading day average Common Stock price commencing 60 days immediately after the Effective Date of the Settlement Agreement (the "Calculated Price") multiplied by 1.25 or 1.50, respectively. The Calculated Price for the warrants is subject to a per share floor of $4.25 and a per share ceiling of $6.00. The warrants will have a value of $16.25 million (based on the Black-Scholes option pricing model and certain assumed inputs) provided the Calculated Price is between $4.25 and $6.00. In connection with the warrants, the Company estimates that it will issue no more than 11.5 million shares of Common Stock. The exercise price of the warrants will be adjusted for certain anti-dilution events including below market price or below the exercise price issuances by the Company of its Common Stock, subject to certain exceptions. Upon exercise of the warrants by the holders thereof, the Company may, in its sole discretion, satisfy its obligations under any warrant being exercised by: (i) paying the holder the value of the Common Stock to be delivered in cash less the exercise price; (ii) paying such amount in Common Stock rather than cash; (iii) delivering shares of Common Stock upon receiving the cash exercise price therefore; or (iv) any combination of the foregoing.

The Mezz Settlement Agreements are subject to numerous closing conditions including receiving releases from the Transeastern JV’s land bankers and other stakeholders and completing the financing described below. There is no assurance that any of these closing conditions will occur.

Joint Venture Partner

As previously announced, the Company and certain of its affiliates entered into a settlement and mutual release agreement with Falcone/Ritchie LLC and certain of its affiliates (the "Falcone Entities") concerning the Transeastern JV. One of the Falcone Entities owns 50% of the equity interests in the Transeastern JV. The agreement provides, among other things, that upon the occurrence of the effective date (as described therein), the Company would become the sole owner of the Transeastern JV and the Company would, among other things, release the Falcone Entities from claims under the asset purchase agreement pursuant to which the Company acquired its interest in the Transeastern JV. Pursuant to the Mezz Settlement Agreements, the Company and the Transeastern JV agreed to and otherwise remain obligated on certain indemnification obligations, including, without limitation, related to certain land bank arrangements. The occurrence of the effective date is dependent upon numerous conditions including, but not limited to, the parties to the Mezz Settlement Agreements reaching settlements with the Senior Mezzanine Lenders and the Junior Mezzanine Lenders of the Transeastern JV and the payment by the Transeastern JV of certain amounts to take down the properties specified therein.

Other Matters

In connection with the Mezz Settlement Agreements, litigation with the Transeastern JV lenders is expected to be suspended until the consummation of a global settlement assuming it occurs in the next 45 days.

The Mezz Settlement Agreements do not suspend the lawsuits by stockholder plaintiffs seeking class action status in the U.S. District Court for the Southern District of Florida. The actions allege that the Company and certain of its current and former officers violated the Securities Exchange Act of 1934 by allegedly misrepresenting that the loans made to finance the acquisition of the properties of the Transeastern JV were non-recourse as to the Company. The plaintiffs also contend that disclosures concerning the Transeastern JV’s actual and expected financial contributions to the Company were false and misleading. Plaintiffs claim that the defendants failed to disclose that the Transeastern JV loans were not non-recourse and that in certain circumstances the Company could be liable for the debt of the Transeastern JV. Finally, plaintiffs assert that the defendants failed to disclose that the Transeastern JV was experiencing a severe slowdown that would likely result in the loss of the Company’s investment in the Transeastern JV. For more information on these claims please see the information appearing in the 10-Q under and Part II, Item 1 - "Legal Proceedings" which is incorporated herein by reference.

The Company has been contacted by the Miami Regional Office of the SEC requesting the voluntary provision of documents and other information from the Company relating primarily to corporate and financial information and communications related to the Transeastern JV. The SEC has advised the Company that this inquiry should not be construed as an indication that any violations of law have occurred, nor should it be considered a reflection upon any person, entity, or security. The Company intends to cooperate with the inquiry.

Commitment Letter

On June 29, 2007, the Company executed a written commitment from Citigroup Global Markets Inc., together with certain of its affiliates ("Citi"), pursuant to which Citi has agreed to provide financing to establish a (i) new $200.0 million aggregate principal amount first lien term loan facility (the "First Lien Term Loan Facility") and (ii) a new $300.0 million aggregate principal amount second lien term loan facility (the "Second Lien Term Loan Facility"), (First and Second Lien Term Loan Facilities taken together, the "Facilities"). Citi or one of its affiliates will act as Sole Lead Arranger, Book Running Manager, Syndication Agent and Administrative Agent with respect to the Facilities and will manage all aspects of the syndication of the First Lien Term Loan Facility and the Second Lien Term Loan Facility in consultation with the Company.

The commitments of Citi set forth in the commitment letter terminate on July 31, 2007 if definitive documentation is not executed by such time. The proceeds from the Facilities are expected to be used to fund settlements related to the Transeastern JV.

Citi’s commitments are subject to certain closing conditions, including, but not limited to, (a) satisfactory settlements with creditors to the Transeastern JV, (b) the absence of any event, condition or occurrence which results in or could result in a material adverse change in the business, prospects, performance, assets, operations, condition of the Company and its subsidiaries taken as a whole and the Transeastern JV, (c) the performance of, and satisfaction with, confirmatory due diligence with respect to liabilities and material agreements of the Company’s joint ventures, (d) the absence of a material disruption or change in financial, banking or capital markets, (e) the payment of related financing fees, (f) the receipt by the lenders of a solvency opinion, in form and substance reasonably satisfactory to the Lead Arranger, confirming the solvency of the Company and its subsidiaries on a consolidated basis after giving effect to the anticipated use of proceeds, from a nationally recognized, independent financial advisory firm, (g) the accuracy of the Company’s representations, and (h) the absence of governmental inquiries and investigations.

In addition, as a condition to the commitments, the Company’s existing $800.0 million revolving loan facility (the "Revolving Loan Facility") shall be amended and restated to (i) reduce the revolving commitments thereunder by $100.0 million and (ii) permit the incurrence of the Facilities (and make other conforming changes relating to the Facilities), and as a result the commitments are subject to the approval of the lenders in the Revolving Loan Facility.

There is no assurance that any of these closing conditions will occur, or even if they do occur, that the terms of the commitments will not change. Citi has reserved the right to assert that while the SEC inquiry described above relates to the voluntary provision of documents, it may constitute the occurrence of an event which could cause the failure of a closing condition.

The interest rates on the Facilities and the Revolving Loan Facility are expected to be based on LIBOR plus a margin or an alternate base rate plus a margin, at the Company’s option. The Company will be required to pay fees in connection with the Facilities including, but not limited to, amending the Revolving Loan Facility. The Facilities and the Revolving Loan Facility will be guaranteed by substantially all of the Company’s domestic subsidiaries (the "Guarantors"). The obligations will be secured by substantially all of the assets of the Company and the Guarantors. The loans under the Facilities may be prepaid, subject to certain premiums upon repayment. The Facilities and the Revolving Loan Facility are expected to impose certain limitations on the Company, including with respect to: (i) dividends on, redemptions and repurchases of, equity interests; (ii) prepayments of junior indebtedness, redemptions and repurchases of debt; (iii) the incurrence of liens and sale-leaseback transactions; (iv) loans and investments; and (v) incurrence of debt. The Facilities and Revolving Loan Facility will also contain events of default and have financial covenants, including but not limited to the following covenants: (i) minimum adjusted consolidated tangible net worth; (ii) maximum ratio of debt adjusted consolidated tangible net worth, (iii) minimum ratio of EBITDA to interest incurred, (iv) maximum ratio of units owned to units closed, (v) maximum of ratio of land to adjusted consolidated tangible net worth, (vi) maximum ratio of unsold units to units closed, (vii) maximum ratio of outstanding secured debt and letters of credit to book value of inventory. The Revolving Loan Facility will be subject to a borrowing base, which will include a reserve for amounts outstanding under the Facilities. The Second Lien Term Loan Facility will contain a limitation on amounts outstanding under the Revolving Loan Facility and the Facilities based on a percentage of inventory.

As part of the closing of the settlement, the Company will pay the Transeastern JV’s approximately $400.0 million of senior debt in full, together with interest thereon, from the proceeds from the Facilities.

Loss Accrual with respect to the Transeastern JV

The Company expects that the proposed settlements will increase its loss accrual with respect to the Transeastern JV by approximately $38 million from the $354.3 million estimated in the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2007, due to an increase in the expected consideration to be paid to the creditors of the Transeastern JV. The loss accrual with respect to the Transeastern JV remains subject to change based on the change in the estimated fair value of the Transeastern JV as of the closing of the settlement.

The Charter Amendment

As discussed above, in connection with closing the settlement, the Company expects to increase the authorized shares of Common Stock in its Certificate of Incorporation to, among other things, authorize shares of Common Stock to be delivered upon conversion of the Preferred Stock and exercise of the warrants. The Company expects to make such amendment pursuant to the written consent of its controlling stockholder.

FORWARD-LOOKING STATEMENTS

This Current Report on Form 8-K contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements concern expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts, and typically include the words "anticipate", "believe", "expect", "estimate", "project", and "future." Specifically, this current report contains forward-looking statements including with respect to and the closing conditions discussed above could be impacted by:

• our expectations regarding population growth and median income growth trends and their impact on future housing demand in our markets;

• our expectation regarding the impact of geographic and customer diversification;

• our expectations regarding our successful implementation of our asset management strategy and its impact on our business;

• our belief that homes in premier locations will continue to attract homebuyers in both strong and weak economic conditions;

• our expectations regarding future land sales;

• our belief regarding growth opportunities within our financial services business;

• our estimate that we have adequate financial resources to meet our current and anticipated working capital, including our annual debt service payments, and land acquisition and development needs;

• the impact of inflation on our future results of operations;

• our expectations regarding our ability to pass through to our customers any increases in our costs;

• our expectations regarding our continued use of option contracts, investments in land development joint ventures;

• our expectations regarding the housing market in 2007 and 2008; and

• our expectations regarding our use of cash in operations.

We do not undertake any obligation to update any forward-looking statements.

These forward-looking statements reflect our current views about future events and are subject to risks, uncertainties and assumptions. As a result, actual results may differ significantly from those expressed in any forward-looking statement. The most important factors that could prevent us from achieving our goals, and cause the assumptions underlying forward-looking statements and the actual results to differ materially from those expressed in or implied by those forward-looking statements include, but are not limited to, the following:

• our significant level of debt and the impact of the restrictions imposed on us by the terms of this debt;

• our ability to borrow or otherwise finance our business in the future;

• our ability to identify and acquire, at anticipated prices, additional homebuilding opportunities and/or to effect our growth strategies in our homebuilding operations and financial services business;

• our relationship with Technical Olympic S.A. and its control over our business activities;

• economic or other business conditions that affect the desire or ability of our customers to purchase new homes in markets in which we conduct our business, such as increases in interest rates, inflation, or unemployment rates or declines in median income growth, consumer confidence or the demand for, or the price of, housing;

• events which would impede our ability to open new communities and/or deliver homes within anticipated time frames and/or within anticipated budgets;

• our ability to successfully enter into, utilize, and recognize the anticipated benefits of, joint ventures and option contracts;

• a decline in the value of the land and home inventories we maintain;

• an increase in the cost of, or shortages in the availability of, qualified labor and materials;

• our ability to successfully dispose of developed properties or undeveloped land or homesites at expected prices and within anticipated time frames;

• our ability to compete in our existing and future markets;

• the impact of hurricanes, tornadoes or other natural disasters or weather conditions on our business, including the potential for shortages and increased costs of materials and qualified labor and the potential for delays in construction and obtaining government approvals;

• an increase or change in government regulations, or in the interpretation and/or enforcement of existing government regulations; and

• the impact of any or all of the above risks on the operations or financial results of our unconsolidated joint ventures.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

99.1 The information appearing under Part I, Item 2 - "Management’s Discussion and Analysis of Financial Condition and Results of Operations - Transeastern JV" and Part II, Item 1 - "Legal Proceedings" in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2007 is incorporated herein by reference from the Company’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on May 10, 2007.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TOUSA, Inc.

July 2, 2007	By:	Stephen M. Wagman

Name: Stephen M. Wagman
Title: Executive Vice-President and Chief Financial Officer